Exhibit 99.1

MAP Pharmaceuticals Reports 2011 Fourth Quarter and Year End Financial Results

MOUNTAIN VIEW, Calif., March 29, 2012 /PRNewswire/ —MAP Pharmaceuticals, Inc. (Nasdaq: MAPP) today announced financial results for the fourth quarter and year ended December 31, 2011.

The net loss for the fourth quarter ended December 31, 2011 was $13.8 million, compared to a net loss of $13.9 million during the same period in 2010. The net loss for the year ended December 31, 2011 was $32.9 million, compared to a net loss of $54.7 million for the year ended December 31, 2010. The decrease in net loss for the year ended December 31, 2011 was primarily due to recognition of a $20.0 million milestone payment received in August 2011 and amortization of a $60.0 million non-refundable upfront cash payment received in February 2011, both pursuant to a collaboration agreement with Allergan, Inc. entered into in February 2011, compared to no collaboration revenue for the year ended December 31, 2010.

The Company had $98.8 million in cash and cash equivalents as of December 31, 2011, compared to $76.0 million as of December 31, 2010.

The Company also announced today that it will restate its interim unaudited financial statements for the first three quarters of 2011 to correct the accounting treatment for the non-refundable $60.0 million upfront cash payment received in February 2011 (the “Upfront Payment”) pursuant to the collaboration agreement with Allergan. The restatement relates to the timing of revenue recognition for the Upfront Payment and not the total amount of revenue ultimately to be recorded by the Company. The restatement will have no impact on the Company’s previously reported cash position, total assets or operating expenses. The Company previously recognized $34.2 million of the Upfront Payment as collaboration revenue in the quarter ended March 31, 2011. The financial results presented in this press release incorporate the adjustments described above relating to the restatement.

“We made significant progress with the LEVADEX program throughout 2011, and recently received a Complete Response letter from the FDA, ” said Timothy S. Nelson, president and chief executive officer of MAP Pharmaceuticals. “We are committed to making this important new therapy available to people who experience migraine, and will continue to work closely with the FDA to address the issues raised in the Complete Response letter as quickly as possible. ”

2011 Accomplishments

•

Announced that the New Drug Application (NDA) for LEVADEX® for the potential acute treatment of migraine in adults was submitted to and accepted for filing by the U.S. Food and Drug Administration (FDA), with a goal date of March 26, 2012 under the Prescription Drug User Fee Act (PDUFA). On March 26, 2012, the FDA issued a Complete Response letter related to the LEVADEX NDA.

•

Announced a strategic collaboration with Allergan to co-promote LEVADEX, upon potential approval, to neurologists and pain specialists in the United States for the acute treatment of migraine. Allergan later exercised an option to expand the collaboration to include Canada for neurologists and pain specialists. The Company received a $60.0 million non-refundable upfront cash payment in connection with the execution of the collaboration agreement. The acceptance for filing of the NDA for LEVADEX triggered an additional $20.0 million milestone payment. The collaboration with Allergan provides the potential to expand the detailing of LEVADEX to a broader number of neurologists and pain specialists in the United States. Following potential approval of LEVADEX, the Company will build a 50-person field sales force targeting neurologists and pain specialists to be complemented by Allergan’s existing U.S. sales force dedicated to headache specialists using BOTOX® for the preventative treatment of headaches in patients with chronic migraine. The Company retains all rights to commercialize LEVADEX to primary care physicians within the United States and Canada, as well as all rights to LEVADEX outside the United States and Canada.

•

Appointed Frederick H. Graff to the newly created position of Vice President, Commercial Operations. Mr. Graff brings to the Company more than 25 years of experience in commercial sales and marketing of pharmaceutical products.

•

Announced the issuance of U.S. Patent No. 7,994,197, titled “Method of Therapeutic Administration of DHE to Enable Rapid Relief of Migraine while Minimizing Side Effect Profile” by the United States Patent and Trademark Office. The patent, which expires in 2028, results from the Company's discovery that dihydroergotamine (DHE) can be administered to achieve pharmacokinetic profiles that result in both rapid efficacy and minimal side effects. LEVADEX targets the pharmacokinetic profiles described in this patent.

•	Published results from the Phase 3 FREEDOM-301 study of LEVADEX in the peer-reviewed journal Headache.

•

Presented additional data on LEVADEX at various medical meetings, including the 63rd Annual Meeting of the American Academy of Neurology, the 53rd Annual Scientific Meeting of the American Headache Society and the 15th Congress of the International Headache Society.

Fourth Quarter and 2011 Year End Financial Results

Revenues for the quarter and year ended December 31, 2011 were $0.8 million and $23.1 million, respectively, compared to $0.0 and $0.0 for the same periods in 2010. In February 2011, pursuant to the Allergan collaboration agreement, Allergan paid the Company an upfront payment of $60.0 million, of which the Company recognized $0.8 million and $3.1 million, respectively, as collaboration revenue for the quarter and year ended December 31, 2011. In addition, in August 2011, Allergan paid the Company a milestone payment of $20.0 million, which was recognized as collaboration revenue for the year ended December 31, 2011.

Research and development (R&D) expenses for the fourth quarter ended December 31, 2011 were $8.1 million, compared to $9.7 million for the same period in 2010. The decrease in R&D expenses during this period was due primarily to a decrease in expenses related to the LEVADEX program, a decrease in personnel-related expenses, including stock-based compensation, partially offset by an increase in expenses related to earlier stage research projects.

R&D expenses for the year ended December 31, 2011 were $33.7 million, compared to $37.8 million for the same period in 2010. The decrease in R&D expenses during this period was due primarily to a decrease in expenses related to the LEVADEX program, partially offset by an increase in personnel-related expenses, including stock-based compensation, primarily due to an increase in manufacturing-related headcount in support of commercial readiness activities, and an increase in expenses related to earlier stage research projects.

Sales, general and administrative (SG&A) expenses for the fourth quarter ended December 31, 2011 were $6.5 million, compared to $4.0 million for the same period in 2010. The increase in SG&A expenses during this period was due primarily to an increase in professional services, including LEVADEX-related market research activities, and an increase in personnel-related expenses including stock-based compensation.

SG&A expenses for the year ended December 31, 2011 were $22.1 million, compared to $15.7 million for the same period in 2010. The increase in SG&A expenses during this period was due primarily to an increase in personnel-related expenses including stock-based compensation, and an increase in professional services, including LEVADEX related market research activities.

For the fourth quarter and year ended December 31, 2011, non-cash stock-based compensation and depreciation were approximately $2.3 million and $8.8 million, respectively.

About MAP Pharmaceuticals

MAP Pharmaceuticals is a biopharmaceutical company focused on developing and commercializing new therapies to address undermet patient needs in neurology. The Company is developing LEVADEX®, an orally inhaled investigational drug for the acute treatment of migraine. The U.S. Food and Drug Administration reviewed the New Drug Application for LEVADEX and on March 26, 2012, the Company received a Complete Response letter. MAP Pharmaceuticals has entered into a collaboration agreement with Allergan, Inc. to co-promote LEVADEX to neurologists and pain specialists in the U.S. and Canada. The Company also applies its proprietary drug particle and inhalation technologies to generate new pipeline opportunities by enhancing the therapeutic benefits of proven drugs, while minimizing risk by capitalizing on their known safety, efficacy and commercialization history. Additional information about MAP Pharmaceuticals can be found at http://www.mappharma.com.

Forward-Looking Statements

In addition to statements of historical facts or statements of current conditions, this press release contains forward-looking statements, including with respect to MAP Pharmaceuticals’ LEVADEX product candidate. Actual results may differ materially from current expectations based on risks and uncertainties affecting the Company’s business, including, without limitation, risks and uncertainties relating to the regulatory process to have the Company’s LEVADEX product candidate approved for commercial use and the commercialization of LEVADEX, if approved, and relating to the Company’s patent rights. The reader is cautioned not to unduly rely on the forward-looking statements contained in this press release. MAP Pharmaceuticals expressly disclaims any intent or obligation to update these forward-looking statements, except as required by law. Additional information on potential factors that could affect MAP Pharmaceuticals’ results and other risks and uncertainties are detailed in its Quarterly Report on Form 10-Q for the quarter ended September 30, 2011, available at http://edgar.sec.gov.

CONTACT: Christopher Y. Chai, Sr. Vice President and Chief Financial Officer of MAP Pharmaceuticals, Inc., (650) 386-3107; or media, Lisa Borland, (650) 386-3122, lborland@mappharma.com.

MAP PHARMACEUTICALS, INC.

(a development stage enterprise)

CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	December 31, 2011	December 31, 2010
ASSETS
Cash and cash equivalents	$98,816	$76,007
Accounts receivable	636	—
Other current assets	763	644

Total current assets	100,215	76,651
Property and equipment, net	6,786	5,803
Other assets	27	30
Restricted investment	310	310

Total assets	$107,338	$82,794

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$10,793	$12,440
Debt	—	7,581
Current portion of deferred revenue	3,349	—

Total current liabilities	14,142	20,021
Deferred revenue, less current portion	53,581	—
Other liabilities	63	117

Total liabilities	67,786	20,138
Total stockholders’ equity	39,552	62,656

Total liabilities and stockholders’ equity	$107,338	$82,794

MAP PHARMACEUTICALS, INC.

(a development stage enterprise)

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2011	2010	2011	2010
Collaboration revenue	$837	$—	$23,069	$—

Operating expenses:
Research and development	8,111	9,738	33,663	37,775
Sales, general and administrative	6,531	4,001	22,060	15,713

Total operating expenses	14,642	13,739	55,723	53,488

Loss from operations	(13,805)	(13,739)	(32,654)	(53,488)
Other expense, net	(15)	(209)	(285)	(1,185)

Net loss	$(13,820)	$(13,948)	$(32,939)	$(54,673)

Net loss per share

Basic and diluted	$(0.45)	$(0.46)	$(1.08)	$(2.01)

Weighted average shares outstanding used in computing net loss per share

Basic and diluted	30,522	30,043	30,377	27,261